UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 9, 2025
Toll Brothers, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-09186		23-2416878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)		(IRS Employer Identification No.)

1140 Virginia Drive	Fort Washington	PA	19034
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (215) 938-8000
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	TOL	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02. Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On July 9, 2025, Martin P. Connor notified Toll Brothers, Inc. (the “Company”) of his decision to retire as Senior Vice President and Chief Financial Officer of the Company effective October 31, 2025. The Company has announced that Gregg Ziegler, who currently serves as Senior Vice President, Investor Relations & Treasurer, has been promoted to Executive Vice President and Chief Financial Officer of the Company effective November 1, 2025.
Mr. Ziegler, age 53, joined the Company in 2002 as an Assistant Finance Director within the Finance and Investor Relations department. He held various roles of increasing responsibilities before being promoted to Senior Vice President in 2010 and to the position of Treasurer in 2013. In May 2024, Mr. Ziegler assumed additional responsibilities as head of the Investor Relations department. In his current role, he leads the teams responsible for investor relations, capital markets, mergers and acquisitions, corporate strategy, land financing activities and financial planning and analysis. Prior to joining the Company, Mr. Ziegler was a principal at Katalyst, a venture capital and private equity firm. From 1997 to 2000, he was an associate with Berwind Corporation, a family-owned investment management company. For the two years prior to that, he worked at PricewaterhouseCoopers. Mr. Ziegler holds a Bachelor of Science degree in Accounting and a Master of Business Administration from Villanova University.
As Executive Vice President and Chief Financial Officer, Mr. Ziegler will report directly to the Chairman and Chief Executive Officer and will be responsible for the Company’s accounting, treasury & finance, tax, investor relations, risk management, internal audit, mortgage, title and information technology functions. Effective upon his promotion, the Executive Compensation Committee (the “Committee”) of the Company’s Board of Directors has approved Mr. Ziegler’s compensation as follows:
•An annual base salary of $875,000;
•Participation in the Company’s fiscal 2026 annual cash incentive bonus plan, with a targeted incentive award of $1,270,000;
•Participation in the Company’s long-term equity incentive award program, with an annual equity award expected to have a total grant date fair value of $1,355,000, which will be made under the the Company’s 2019 Omnibus Incentive Plan (as previously filed with the SEC) and with specific terms and conditions to be determined by the Committee at the time of, and in accordance with, the Company’s normal equity grant practices;
•Eligibility to participate in all other regular compensation arrangements for the Company’s executive officers, including participation as an “Executive Officer Other than the Chief Executive Officer” under the Company’s Executive Severance Plan (as previously filed with the SEC) and participation in the Company’s Supplemental Executive Retirement Plan (as previously filed with the SEC) at a level to be determined by the Committee.
The Company also intends to enter into an Indemnification Agreement with Mr. Ziegler on the Company’s standard form for its executive officers, as previously filed with the SEC.
There are no arrangements or understandings between Mr. Ziegler and any other person pursuant to which Mr. Ziegler was selected as an officer, and there are no family relationships between Mr. Ziegler and any director or other officer of the Company. Mr. Ziegler does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Following his retirement as CFO, Mr. Connor is expected to remain with the Company as a senior advisor for the one-year period ending October 31, 2026. As a senior advisor, in addition to supporting a smooth transition of CFO responsibilities, Mr. Connor will provide strategic advice and support to Mr. Ziegler and the rest of the executive team. He is expected to receive total compensation of $2,500,000 in this role, half of which would be paid in the form of periodic cash payments and half of which would be made in the form of a long-term equity award granted at the time of, and in accordance with, the Company’s normal equity grant practices, provided that shares underlying such award would be deliverable at the end of a four-year hold period (except for immediate delivery upon Mr. Connor’s earlier death or disability).
ITEM 8.01 Other Events
A copy of the Company’s press release dated July 10, 2025, announcing the events described under Item 5.02 above is included in this filing as Exhibit 99.1.

ITEM 9.01. Financial Statements and Exhibits
(d). Exhibits
The following Exhibits are furnished as part of this Current Report on Form 8-K:
Exhibit
No.                            Item

99.1*    Press release of Toll Brothers, Inc. dated July 10, 2025.

104    Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed electronically herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOLL BROTHERS, INC.

Dated:	July 11, 2025	By:	/s/ Michael J. Grubb
Michael J. Grubb Senior Vice President, Chief Accounting Officer

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